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                                                                   EXHIBIT 10.29

                                AQUA-CHEM, INC.

                              AMENDED AND RESTATED
                             1997 STOCK OPTION PLAN

                      NON-STATUTORY STOCK OPTION AGREEMENT


         THIS AGREEMENT, made and entered into as of the 18th day of September, 1998, by and between AQUA-CHEM, INC., a Delaware corporation (the
"Corporation"), and Daniel B. Teich (the "Optionee").

                                  WITNESSETH:

         WHEREAS, the Corporation has adopted the Aqua-Chem, Inc. 1998 Stock Option Plan ("Plan"), the terms of which, to the extent not stated herein, are specifically incorporated by reference in this Agreement; and

         WHEREAS, one of the purposes of the Plan is to permit the granting of options to purchase shares of the Corporation's common Stock, $.01 par value ("Common Stock"), to certain key employees of the Corporation and its affiliates; and

         WHEREAS, the Optionee is employed by the Corporation in a key capacity, and the Corporation desires the Optionee to remain in such employ, and to provide him with the opportunity to acquire Common Stock in order to increase his incentive and personal interest in the welfare of the Corporation.

         NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereby mutually covenant and agree as follows:

         1. GRANT OF OPTION. Subject to the terms and conditions of the Plan and this Agreement, the Corporation grants to the Optionee an option ("Option") to purchase from the Corporation all or any part of the aggregate amount of fifteen thousand seven hundred forty and four tenths (15,740.4) shares of Common Stock (the "Optioned Shares"). The Option is intended to and shall constitute a non-statutory stock option ("Non-statutory Option") and shall not constitute or be treated as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Code"). Unless terminated earlier in accordance with the Plan to the extent not exercised, this Option shall terminate and expire ten (10) years after the date of grant. The Options granted hereunder shall be subject to the vesting provisions set forth on Schedule A attached hereto.

         2. OPTION PRICE. The price to be paid for the Optioned Shares shall be Five Dollars ($5.00) per share.





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         3.   DESIGNATION OF BENEFICIARY. Subject to the Optionee's right to revoke or change such designation in accordance with Section 7.3 of the Plan and subject to the other terms and conditions thereof, the person whose name appears on the signature page hereof after the caption "Beneficiary" or any successor designated by the Optionee in accordance therewith shall be entitled to exercise the Option, to the extent it is exercisable, after the death of the Optionee.

         4. PUT RIGHT. In the event Optionee's employment by the Corporation is terminated for any reason whatsoever, whether voluntarily, involuntarily, with cause or without cause, Optionee shall, for a period of ninety (90) days thereafter, have the right to require the Corporation to purchase all or any portion of the Common Stock owned by the Optionee at the Market Price (as determined under Section 5.4 of the Plan). Optionee shall exercise his put right by delivering written notice to the Corporation within such period. The Corporation and Optionee shall consummate the transaction (the "Closing") on a date (the "Closing Date") and at a time mutually acceptable to Corporation and Optionee, but in no event later than thirty (30) days following the date of the Optionee's notice of exercise of the put right. The Corporation shall pay the aggregate Market Price in cash at Closing, or, at its discretion, the Corporation may elect to pay the Market Price in five (5) equal annual installments commencing on the Closing Date and on each of the next four subsequent anniversary dates thereof (each such date shall be referred to as a "Redemption Date"). The outstanding balance owed pursuant to the Corporation's payment obligation hereunder shall accrue interest at a rate equal to the prime rate on the Closing Date (thereafter adjusted annually to the prime rate in effect on the first business day of each calendar year) as published in the Midwest edition of the Wall Street Journal or any successor publication. To the extent Optionee exercised his Options under Article 7 of the Plan based on the termination of his employment, employee shall be entitled to offset payment of any exercise due under the Options against the Corporation's obligations to pay the aggregate Market Price for the redemption.

         Notwithstanding the Corporation's foregoing obligation to redeem Optionee's Common Stock, if the funds of the Corporation legally available for the redemption of Optionee's Common Stock are insufficient to redeem the total number of shares required to be redeemed pursuant to this Section 4 on any Redemption Date, those funds which are legally available for the Corporation shall be used to redeem the maximum possible number of shares to be redeemed on the Redemption Date. In such event, the shares of Optionee's Common Stock not redeemed shall remain outstanding. The balance of the shares required to be redeemed on any such Redemption Date, but not redeemed, shall be added to the number of shares required to be redeemed on the next following Redemption Date and shall be redeemed on that date, subject to provisions of this Section 4. For a period of two years following a Change In Control (as defined in the Employment Agreement between the Corporation and the Optionee dated August __, 1998 (the "Employment Agreement")) in which the Present Common Stock Owners (as defined in the Employment Agreement) continue to own more than 20% of the Common Stock (or comparable Equity Interest) of the Corporation or its successor or any transferee of substantially all of its assets, Optionee shall not have the right to require the Corporation to purchase pursuant to this Section 4 any shares of Common Stock which were acquired upon the exercise of any Option that vests solely on account of such Change In Control unless Optionee's employment is terminated for any reason other than Optionee's voluntary resignation without Good Reason. If Optionee's employment is terminated during such two year period for a reason other than voluntary resignation without Good Reason, (i.e., on account of Optionee's death or disability, or by the Corporation, with or without cause, or by voluntary resignation by the Optionee for Good Reason) Optionee shall have the right to require the Corporation to purchase all of his shares of Common Stock in accordance with this Section 4. The restrictions on Optionee's Put Right as set forth in this paragraph shall not apply to any Common Stock acquired by Optionee pursuant to the exercise of an Option that, as of the desired date of exercise of the Put would, notwithstanding the Change In Control, nevertheless, have become vested and exercisable under any provision of the Plan or this Agreement or any provision, other than Section VI of Schedule A to this Agreement.

         5. ADJUSTMENTS IN CHANGES IN CAPITALIZATION. In the event the Corporation issues a dividend or other distribution (whether in the form of cash, stock or other property), engages in a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Corporation, issuance of warrants or other rights to purchase Common Stock or other securities of the Corporation, or other similar corporate transaction or event that effects the Common Stock such that an adjustment is determined by the Board to be appropriate in order to prevent dilution







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or enlargement of benefits or potential benefits intended to be made available under the Plan, then the Board may, in such a manner as it may deem equitable, adjust any or all of the (i) number and type of awards of stock subject to the Plan and which thereafter may be the subject of awards under the Plan; (ii) number and type of stock subject to outstanding awards; and (iii) grant, purchase or exercise price with respect to any award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award.

         6. INTERPRETATION BY COMMITTEE. As a condition of the granting of the Option, the Optionee agrees, for himself and his legal representatives or guardians, that this Agreement shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Agreement and any determination made by the Committee pursuant to this Agreement shall be final, binding and conclusive.

         7. EXECUTION IN COUNTERPARTS. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

         IN WITNESS WHEREOF, the parties have executed this agreement as of the day and year first above written.

                                     AQUA-CHEM, INC.
                                     ("CORPORATION")


                                     By:
                                         ---------------------------------------
                                            Jeffrey A. Miller
                                     Title: Chairman & CEO


                                     -------------------------------------------
                                     Daniel B. Teich               , Optionee
                                                      --------------
                                     Beneficiary: Diane E. Teich
                                                  -----------------------------
                                     Address of Beneficiary: 387250 177th Ave.
                                                             ------------------
                                     Omaha, NE 68130
                                     ------------------------------------------

                                     Beneficiary's Tax Identification
                                     No.: ###-##-####
                                          -------------------------------------





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                                   SCHEDULE A
                          ACCELERATED VESTING SCHEDULE

I.  ALLOCATION OF OPTIONS.

         For accelerated vesting purposes, 1514.23 of the 1998 Options (9.62% of the total 1998 Options) shall be deemed to be SIGNING OPTIONS, 9231.75 of the 1998 Options (58.65% of the total 1998 Options) shall be deemed to be OPERATIONS OPTIONS, 1361.54 of the 1998 Options (8.65% of the total 1998 Options) shall be deemed to be TRANSITION OPTIONS and 3632.89 of the 1998 Options (23.08% of the total 1998 Options) shall be deemed to be GROWTH OPTIONS. The accelerated vesting of the Signing Options is dependent upon only the continued employment of Mr. Teich as hereinafter set forth. The accelerated vesting of the Growth Options is dependent upon the achievement of the Growth Goals as hereinafter set forth and on his being employed on the March 31 immediately thereafter. The accelerated vesting of the Operations Options and Transition Options are dependent upon both (i) the continued employment of Mr. Teich as hereinafter set forth and (ii) the achievement of the Operations Goal and Transition Goal as hereinafter set forth.

II.  CONTINUED EMPLOYMENT REQUIREMENT.

         302.85 of the Signing Options (20% of the total Signing Options) shall vest and become exercisable on March 31 of 1999, 2000, 2001, 2002 and 2003, provided only that Mr. Teich is employed by the Company on the scheduled vesting date.

         1846.35 of the Operations Options (20% of the total Operations
Options) shall become eligible for accelerated vesting on March 31 of 1999, 2000, 2001, 2002 and 2003, provided that Mr. Teich is employed by the Company on the scheduled vesting date, with the number of Operations Options actually vesting on March 31 of any of the above years dependent upon the level of achievement of the Operations Goal (as hereinafter defined).

         272.31 of the Transition Options (20% of the total Transition Options) shall become eligible for accelerated vesting on March 31 of 1999, 2000, 2001, 2002 and 2003, provided that Mr. Teich is employed by the Company on the scheduled vesting date, with the number of Transition Options actually vesting on March 31 of any of the above years dependent upon the date of achievement of the Transition Goal (as hereinafter defined).

         A portion of the Growth Options (depending upon the size of completed "Qualified Acquisitions" (as hereinafter defined) and the level of achievement of "Projected EBITDA" (as hereinafter defined)) shall become eligible for accelerated vesting on March 31 of each year, provided that Mr. Teich is employed by the Company on the scheduled vesting date.
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III.  OPERATIONS GOAL.

         The Operations Goal will be measured in terms of the annual achievement of the projected ND EBITDA as hereinafter set forth:

                  FYE March 31, 1999               $7,609,000
                  FYE March 31, 2000               $9,658,000
                  FYE March 31, 2001               $10,847,000
                  FYE March 31, 2002               $12,190,000
                  FYE March 31, 2003               $13,860,000

         If in any year at least 80% of ND projected EBITDA is not in fact earned, no vesting will occur for such year. As actual ND EBITDA for any year increases from 80% to 100% or more of projected ND EBITDA, the percentage of the Operations Options actually vesting on March 31 of such year will increase from 10% (50% of the eligible 20%) to 20% (100% of the eligible 20%). If on March 31 of any of the above referenced years any of the Operations Options eligible to vest on March 31 of such year (or March 31 of any prior year) have not vested in full due to the failure to achieve the projected ND EBITDA in the current year (or any prior year), then any such Operations Options shall nevertheless again be eligible to vest on March 31 of such current year (subject to the continued employment requirement) provided that cumulative ND EBITDA for the current year and all prior years is at least 80% of cumulative projected ND EBITDA. As actual cumulative ND EBITDA increases from 80% to 100% or more of cumulative projected ND EBITDA as of a given March 31, the percentage of the Operations Options (that have not vested due to shortfalls in actual annual ND EBITDA) vesting on March 31 of such year will increase from 50% to 100%.

IV.  TRANSITION GOAL.

         The Transition Goal will be measured in terms of the date upon which the transfer of Cleaver-Brooks production from Greenville, Mississippi to the ND facilities in Lincoln, Nebraska has been successfully completed.

         The percentage of the Transition Options actually vesting on March 31 of any of the above referenced years is dependent upon a one time event, the date of achieving the Transition Goal. If the Transition Goal has not been met by July 1, 1999, none of the Transition Options will ever vest. As the date of the accomplishment of the Transition Goal moves earlier in time, from June 30, 1999 to January 1, 1999 (or earlier), the vesting percentage of the Transition Options actually vesting on March 31 of any of the above referenced years increases from 10% (50% of the eligible 20%) at June 30, 1999 to 30% (150% of the eligible 20%) at January 1, 1999 (or earlier).



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V.  GROWTH GOALS.

         The Growth Goals will be measured in terms of (i) the completion of future acquisitions (which shall be subject to the approval of the AQM Board in its sole discretion) for which you may be designated by the AQM Board (in its sole discretion) to have subsequent management responsibility after closing ("Qualifying Acquisitions") and (ii) the subsequent achievement of the EBITDA projections relating to a Qualifying Acquisition for the three year period following the date of consummation as presented to the AQM Board at the time of its final approval of the Qualifying Acquisition (the "EBITDA Projections" or, for any particular year, "Projected EBITDA"). The vesting of 10% of the Growth Options shall be dependent only upon the completion of Qualifying Acquisitions. The vesting of 90% of the Growth Options shall be dependent upon the subsequent achievement of the EBITDA Projections.

         The number of Growth Options eligible for vesting will initially be dependent upon the size of the Qualifying Acquisition(s) completed from August 1, 1998 through March 31, 2003 (measured in terms of the target company's net sales for its year ending on or immediately prior to the date of acquisition) as compared to $100 million. For example, (i) if on February 28, 1999 a Qualifying Acquisition is completed and the target company's sales were $60 million for its fiscal year immediately preceding the date of acquisition, 60% of the Growth Options would be eligible for vesting and (ii) if on February 28, 2000 a second Qualifying Acquisition is completed and the target company(s) sales were $30 million for its fiscal year immediately preceding the date of acquisition an additional 30% of the Growth Options would be eligible for vesting.

          Of the total Growth Options eligible for vesting on account of the completion of a Qualifying Acquisition (as determined under the preceding paragraph), 10% shall vest immediately on the March 31 following the date of completion of the acquisition provided that you are employed on that date. Accordingly, under example (i) above 6% of the Growth Options shall completely vest on the March 31, 1999 and under example (ii) above 3% of Growth Options shall vest completely vest on March 31, 2000.

         The actual vesting of the remaining 90% of the Growth Options eligible for vesting as the result of a Qualifying Acquisition will be dependent upon the level of actual annual achievement of the EBITDA Projections (during the three year period following the date of consummation of the acquisition) as set forth in the presentation to the AQM Board at the time of its final approval of the Qualifying Acquisition and will be eligible for vesting at the rate of 30% per year during such three year period. If in any year during such three year period at least 80% of Projected EBITDA for such year is not in fact earned, no vesting will occur for such year. As actual EBITDA for any year during such three year period increases from 80% to 100% or more of Projected EBITDA for such year, the percentage of the Growth Options actually vesting will increase from 50% to 100%. Accordingly, under example (i) above, assuming that (a) 80% of Projected EBITDA is achieved for the first year, 9% of the Growth Options (60% x 30% x 50%) would vest on March 31, 2000, (b) 90% of Projected EBITDA is achieved for the second year, 13.5% of the Growth Options (30% x 60% x 75%) would vest on March 31, 2001 and (c) 100% of Projected EBITDA is achieved for



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the third year 18% of the Growth Options (30% x 60% x 100%) would vest on March
31, 2002. The vesting is, of course, dependent upon your being employed on the particular March 31 the vesting is scheduled to occur.

         If with respect to any Qualifying Acquisition, on any March 31 during the three year period following such Qualifying Acquisition, any of the Growth Options eligible to vest on March 31 of such year (or March 31 of any prior year) have not vested in full due to the failure to achieve the Projected EBITDA in the current year (or any prior year), then any such Growth Options shall nevertheless again be eligible to vest on March 31 of such current year provided that cumulative actual EBITDA for the current year and all prior years is at least 80% of cumulative Projected EBITDA and as actual cumulative EBITDA increases from 80% to 100% or more of cumulative Projected EBITDA, the percentage of the Growth Options that have not vested due to shortfalls in actual annual EBITDA will increase from 50% to 100%.

VI.  CHANGE IN CONTROL.

         Except as hereinafter set forth in this Section VI, provided that Mr. Teich is employed by the Company on the date of execution of a definitive agreement that contemplates a transaction, the consummation of which would constitute a Change In Control (as defined in the Employment Agreement between the Company and Mr. Teich dated as of August __, 1998 (the "Employment Agreement")) then, subject to the consummation of such transaction as set forth in the definitive agreement, all 1998 Options shall become fully vested and immediately exercisable. Notwithstanding anything to the contrary herein, if the Change In Control results in the Present Common Stock Owners (as defined in the Employment Agreement) continuing to own more than 20% of the Common Stock (or comparable equity interest) of the Company or its successor or any transferee of substantially all of the assets of the Company, all of the 1998 Options shall become immediately exercisable on the earlier of (i) the second anniversary of the date of consummation of such Change In Control provided that during such two year period Mr. Teich's employment has not been terminated by his resignation other than for Good Reason (as defined in the Employment Agreement) or (ii) the date of Mr. Teich's termination of employment on account of death, disability or by the Corporation, with or without cause, or by voluntary resignation by Mr. Teich for Good Reason.


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